Exhibit 99.1

Affiliate Solis Bond Company Notice

Dublin, April 30 2024

Reference is made to the updates issued by Alternus Energy Group Plc (OSE: ALT) (“AEG”) and Solis Bond Company DAC (“Solis”), an indirect wholly owned subsidiary of Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“Alternus”), a majority owned subsidiary of AEG, on 9 March 2023, 21 March 2023, 27 March 2023, 18 April 2023, 24 April 2023, 16 May 2023, 19 September 2023, 16 October 2023, 18 December 2023, 3 January 2024 , 31 January 2024, 26 February 2024 and  12 March 2024 regarding the waivers of the financial covenants and extension of the maturity date sought from the bondholders in Solis’ FRN senior secured EUR 200,000,000 green bonds 2021/2024 (ISIN NO0010914914) (the “Bonds”).

AEG and Solis announce that the Bond Trustee has granted a technical extension of the Maturity Date until 31 May 2024. As was previously disclosed on 26 February 2024, the Bond Trustee, with approval from a majority of the Bondholders, may further extend the Bonds on a month to month basis to 29 November 2024.

Due to the seasonality of Solis’ business, approximately 70% of its revenues are received during the summer period. Therefore, first quarter incomes are normally insufficient to pay the full interest amount that is due. As a result, Solis will now make an interest payment of EUR 1,000,000 (€1 million), which is approximately 50% of the total interest due for the first quarter of 2024. The remaining interest amount will be paid alongside, and in addition to, the next interest payment due 6 July 2024 from Solis’ ongoing business operations. Solis will incur a late payment penalty in accordance with the Bond Terms, which will also be paid on 6 July 2024.

About Alternus Energy Group:

The Company is a transatlantic clean energy independent power producer (IPP). We currently develop, install, own and operate utility scale solar parks in America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within 5 years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

AEG operates primarily through Alternus Clean Energy, Inc. (Nasdaq: ALCE).  AEG is listed on the Euronext Growth Oslo exchange and headquartered in Ireland, while Alternus Clean Energy, Inc. is listed on Nasdaq and headquartered in the US. They remain as two separate legal entities.